Exhibit 99.3

MoSys Prices Underwritten Public Offering of Common Stock

SANTA CLARA, Calif. — February 27, 2015 — MoSys, Inc. (NASDAQ: MOSY) today announced the pricing of an underwritten public offering of 12,500,000 shares of its common stock at a price of $1.60 per share. The company has also granted to the underwriters a 30-day option to acquire up to an additional 1,875,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $18,500,000, assuming no exercise of the overallotment option. The offering is expected to close on March 4, 2015, subject to customary closing conditions.  The company’s chief executive officer and chief operating officer have agreed to purchase 406,250 shares in the offering.

Roth Capital Partners is acting as the sole book-running manager of the offering and The Benchmark Company is acting as co-manager.

The company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission, or SEC, and a prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

Safe Harbor / Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent report on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager

Shelton Group, Investor Relations

+1 (214) 272-0089

btwing@sheltongroup.com